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                                                                    EXHIBIT 23.2


              Consent of Independent Certified Public Accountants



The Board of Directors
Sound Federal Savings and Loan Association:

We consent to the use of our report dated June 5, 1998 included herein relating to the balance sheets of Sound Federal Savings and Loan Association as of March 31, 1998 and 1997, and the related statements of income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 1998. We further consent to the use of our opinions dated June 19, 1998 included herein regarding certain income tax consequences of the proposed reorganization and offering and of the proposed charitable foundation.

We consent to the references to our firm under the headings "THE REORGANIZATION AND OFFERING - Tax Effects of the Reorganization", "SOUND FEDERAL SAVINGS AND LOAN ASSOCIATION STATEMENTS OF INCOME", "LEGAL AND TAX MATTERS", and "EXPERTS" in the prospectus.



/s/ KPMG PEAT MARWICK LLP


Stamford, Connecticut
June 19, 1998